UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )

                            Intellicheck Mobilisa, Inc.
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                                (Name of Issuer)

                                  Common Stock, Par Value $.001
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                         (Title of Class of Securities)

                                    45817G201
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                                 (CUSIP Number)

                               July 16, 2016
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)


CUSIP NO.      45817G201


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1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Marathon Micro Fund, L.P.
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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                  5     SOLE VOTING POWER

                        947,750*
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               147,500*
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 947,750*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        147,500*
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9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      1,095,250*
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.8%
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12    TYPE OF REPORTING PERSON

      Investment Advisor
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Item  1.

            a) Name of Issuer:  Intellicheck Mobilisa, Inc.
            b) Address:         191 Otto Street
                                Port Townsend, WA  98368

Item  2.
            a) Name of Filer:   Marathon Micro Fund, L.P.
				*The name of the person filing this report is Marathon Micro Fund, L.P. James Kennedy and Angus Burton are managing partners of the Fund. Marathon Micro Fund, L.P. owns
				450,000 shares, Mr. Kennedy owns 472,500
				shares personally, Mr. Burton owns 25,250 shares personally, and Nancy Kennedy, Mr.
				Kennedy's spouse owns 147,500 shares
				personally.

            b) Address of Filer: 4 North Park Drive, Suite 106
                                 Hunt Valley, MD  21030

            c) Citizenship:      Marathon Micro Fund, L.P. is a Delaware
				 Corporation

            d) Title of Class of Securities: Common Stock, Par Value $.001

            e) CUSIP Number:     45817G201

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under Section 15 of the Act
      (b)   |_|   Bank as defined in section 3 (a) (6) of the Act
      (c)   |_|   Insurance Company as defined in section 3 (a) (6) of the Act
      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act
      (e)   |X|   Investment Adviser registered under section 203 of the
                  Investment Advisers act of 1940
      (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 240.13d-1 (b) (1) (ii) (F)
      (g)   |_|   Parent Holding Company, in accordance with 240.13d-1 (b) (ii)
                  (G) (Note: See Item 7)
      (h)   |_|   Group, in accordance with 240.13d-1(b) (1) (ii) (H)

Item 4.  Ownership

            a)    Amount beneficially owned:  1,095,250*
            b)    Percent of Class: 10.8%
            c)    Number of shares:

                  (i)   Sole voting power --  947,750*
                  (ii)  Shared voting power -- 147,500*
                  (iii) Sole disposal power --  947,750*
                  (iv)  Shared disposal power - 147,500*


Item 5.    Less than 5% beneficial ownership
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    More than 5% on behalf of another     na

Item 7.    Subsidiary     na

Item 8.    If group       na

Item 9.    Notice of Dissolution      na

Item 10.   Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Date  July 16, 2016




By: /s/ James G. Kennedy, Partner
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            Name, Title